Exhibit 10.2

January 7, 2013

James M. Loree
Executive Vice President
Stanley Black & Decker, Inc.
1000 Stanley Drive
New Britain, CT 06053

Dear Jim,

This letter is to confirm the effect of the proposed changes to your role with the Company. As previously discussed, subject to Board approval, effective as of January 13, 2013: (i) you will cease to serve as Executive Vice President of the Company and (ii) you will serve as the President and Chief Operating Officer of the Company with such duties and responsibilities as are customarily assigned to such positions.

You hereby acknowledge and agree that from and after the effective date of these changes, your Employment Agreement and your Change in Control Severance Agreement will be construed and interpreted in accordance with your title, position, status, duties and responsibilities, in each case, as modified in accordance with this letter, as applicable.

You further acknowledge and agree that, in no event will the modification of your title, position, status, duties or responsibilities in accordance with this letter, or any actions which have been taken by the Company or its affiliates in connection with, relating to, or in furtherance of such modification, be deemed to constitute or contribute to the existence of “Good Reason” (as such term is used in either your Employment Agreement or your Change in Control Severance Agreement).

Please confirm your agreement with the foregoing by countersigning this letter and returning it to me at your earliest convenience.

Sincerely,

Bruce H. Beatt
Senior Vice President, General
Counsel and Secretary

Acknowledged and Agreed:

/s/

James M. Loree

Date: January 8, 2013